Exhibit 23.3

Consent of Independent Auditor

I consent to the reference to my firm under the caption "Experts" and to the use of (i) my report dated February 6, 2007 with respect to the financial statements of Point Center Mortgage Fund I, LLC (the “Fund”); and (ii) my report dated March 1, 2007 with respect to the financial statement of Point Center Financial, Inc., which are included in the Prospectus of the Fund and filed as a part of Post-Effective Amendment No. 4 to the Registration Statement on Form S-11, Registration No. 333-118871, for the registration of $100,000,000 of units of limited liability company membership interest.

/s/ DAVID A. DUNER

David A. Duner
Certified Public Accountant
Irvine, California
May 24, 2007